Exhibit 10.3

Execution Version

IDEAYA BIOSCIENCES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

January 31, 2018

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5.8	Severability	21
5.9	Right to Invest	21
5.10	Additional Parties	22
5.11	Delays or Omissions	22
5.12	Aggregation of Stock	22
5.13	Electronic and Facsimile Signatures	22
5.14	Entire Agreement	22
5.15	Advice of Counsel	22

Schedule A	Schedule of Investors

ii

Execution Version

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of January 31, 2018, by and among Ideaya Biosciences, Inc., a Delaware corporation (the “Company”) and the persons and entities listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company and certain of the Investors (the “Existing Investors”) are parties to that certain Investors’ Rights Agreement, dated March 1, 2016 (the “Prior Agreement”).

WHEREAS, pursuant to Section 5.7 of the Prior Agreement and subject to certain specified exceptions, any term of the Prior Agreement may be amended and the observance of any term of the Prior Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) with the written consent of the Company and the holders of at least 60% of the Registrable Securities (as defined in the Prior Agreement) then-outstanding (the “Requisite Existing Investors”).

WHEREAS, the Company and certain of the Investors (the “Participating Investors”) are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith (as may be amended from time to time, the “Purchase Agreement”).

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Participating Investors to invest funds in the Company pursuant to the Purchase Agreement, the Company and the undersigned Existing Investors, constituting the Requisite Existing Investors, desire to amend and restate and supersede the Prior Agreement in its entirety as set forth herein and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) “Acquisition” means a Liquidation (as defined in the Restated Certificate).

(b) “Affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (as defined below).

(c) “Board” means the Board of Directors of the Company.

(d) “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

(e) “Convertible Securities” means any bonds, debentures, notes or other evidences of indebtedness, and any options, warrants, shares (including, but not limited to, shares of Preferred Stock) purchase rights or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(g) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC (as defined below) that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(h) “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 of this Agreement.

(i) “Initiating Holders” means any Holder or Holders who in the aggregate hold at least 65% of the Registrable Securities then-outstanding.

(j) “IPO” means an initial public offering of the Common Stock of the Company to the general public that is effected pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

(k) “Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

(l) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(m) “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) above; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they (A) have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) have not been transferred in a transaction pursuant to which the registration rights are not also assigned in accordance with Section 1.11 hereof or (C) with respect to each Holder, all such shares or other securities held by such Holder have become eligible for sale under Rule 144 (as defined below) (or any similar or successor rule) during any single ninety (90) day period.

(n) The number of shares of “Registrable Securities then-outstanding” shall be the sum of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then outstanding Convertible Securities that are, Registrable Securities.

(o) “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of Delaware on or about the date hereof, as amended from time to time.

(p) “Restricted Securities” means the securities of the Company required to bear the legends set forth in Section 3.6 of that certain Series A Preferred Stock Purchase Agreement, dated as of March 1, 2016, or Section 3.6 of the Purchase Agreement.

(q) “Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(r) “SEC” shall mean the Securities and Exchange Commission.

(s) “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(t) “Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

(u) “Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) January 31, 2023 or (ii) six months following the IPO, a written request from the Initiating Holders that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities which would have an aggregate offering price of not less than $10,000,000, then the Company shall within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter will be selected by the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated, first, to the Initiating Holders and each Investor that participated in the underwriting as a Holder on a pro rata basis based on the total number of Registrable Securities held by the Initiating Holders and participating Investors; and second, to the other Holders on a pro rata basis among all such other Holders.

(c) Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the President and/or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) during the six-month period following the effective date of the registration statement pertaining to an IPO;

(iii) if, within thirty (30) days of a registration request by the Initiating Holders, the Company gives notice to the Holders of its intent to file or confidentially submit a registration statement for an IPO within ninety (90) days; or

(iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.10 below.

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 5.6, the Company shall, subject to the provisions of Section 1.3(b), cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. Registrations effected pursuant to this Section 1.3 shall not be counted as demands for registration pursuant to Section 1.2.

(b) If the registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the IPO and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and lineal descendants of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of 65% of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that 120 day period shall be extended for a period of time equal to the period the Holders refrain, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process, or subject itself to general taxation, in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Reasonably cooperate in all necessary respects with (A) counsel in preparation of the customary legal opinions and (B) accountants in preparation of the customary comfort letters, copies of which shall be provided to each Holder so requesting; provided that the Holders shall not be entitled to rely upon such legal opinions and comfort letters other than in accordance with their own respective terms.

(j) Make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith, provided that any information obtained pursuant to this subsection (j) shall be subject to the confidentiality and non-use obligations of Section 3.10 of this Agreement, and the selling Holders shall be responsible for any breach thereof by any underwriter or other agent of such selling Holder.

(k) After such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

1.5 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.10 if, due to the operation of Section 1.5(a), the number of shares of the Registrable Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.10(b).

1.6 Expenses of Registration. All expenses (other than underwriting discounts and commissions, stock transfer taxes and fees of counsel to the selling shareholders (except as set forth below)) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, Section 1.3 and Section 1.10, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $35,000), shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2(a) or Section 1.10 if the registration request is subsequently withdrawn at the request of the Holders of at least 65% of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration) unless such Holders agree to forfeit their right to one registration pursuant to Section 1.2(a) or Section 1.10, as the case may be; provided, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known at the time of their requestor could have not been reasonably known given the prior communication or information provided by the Company to the Holders and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 1.2(a) or Section 1.10.

1.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for inclusion in a registration statement in connection with such registration by such Holder, underwriter or controlling person and; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered by such Holder, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each Holder selling Registrable Securities in a registration under this Agreement, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the

Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred, as incurred, by any person intended to be indemnified pursuant to this Section 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, provided that in no event shall any indemnity under this Section 1.8(b) plus any contribution under this Section 1.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that prior to assuming control of such defense, the indemnifying party must acknowledge that, if the facts as alleged by the claimant in such claim are true, it would have an indemnity obligation for the expenses, losses, claims, damages and liabilities resulting from such claim as provided hereunder and must furnish the indemnified party with reasonable evidence that the indemnifying party has adequate resources to defend such claim and fulfill its indemnity obligations hereunder; and the indemnifying party shall not be entitled to assume or maintain control of the defense of any claim and shall pay the fees and expenses of one counsel retained by the indemnified party if (i) the indemnifying party does not deliver the acknowledgment referred to above within thirty (30) days of receipt of notice of the claim, (ii) the claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation, (iii) the indemnified party reasonably believes an adverse determination with respect to the claim would be detrimental to the reputation or future business prospects of the indemnified party or any of its affiliates, (iv) the claim seeks an injunction or equitable relief against the indemnified party or any of its affiliates or (v) the indemnifying party has failed or is failing to prosecute or defend vigorously the claim; provided, further, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Agreement, except to the extent that the indemnifying party’s ability to defend against such claim or litigation is materially impaired as a result of such failure to give notice. No indemnifying party in the defense of any such claim or litigation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation (which consent shall not be unreasonably withheld, conditioned or delayed), and no indemnified party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution under this Section 1.8(d) when combined with any payment made pursuant to Section 1.8(b) hereunder by a Holder exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise shall survive the termination of this Agreement.

1.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the IPO;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.10 Form S-3 Registration. In case the Company shall receive from the Initiating Holders, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Initiating Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use reasonable efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.10: (i) if Form S-3 is not available for such offering by the Initiating Holders; (ii) if the Initiating Holders propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000; (iii) after the Company has effected two (2) registrations pursuant to this Section 1.10 in any twelve (12) month period and such registrations have been declared or ordered effective; (iv) if the Company shall furnish to the Initiating Holders a certificate signed by the President and/or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be filed at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.10; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance or otherwise subject itself to general taxation. Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.10 shall not be counted as demands for registration effected pursuant to Section 1.2.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by (i) a Holder that is a partnership, to any subsidiary, parent, partner, retired partner or affiliated fund of such Holder, (ii) a Holder that is a limited liability company, to any member or former member of such Holder, (iii) a Holder who is an individual, to such Holder’s family member or trust for the benefit of such Holder or such Holder’s family member, (iv) a Major Investor (as defined in Section 3.3) to an Affiliate or (v) a Holder to any other person acquiring at least 1,000,000 shares of Registrable Securities (as appropriately adjusted for any stock split, dividend, combination or other recapitalization or like transactions) (or all of such transferring Holder’s shares if less); provided (in all cases) that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

1.12 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earliest to occur of the following: (i) the third anniversary of the effective date of the IPO, (ii) the date when all Registrable Securities held by such Holder can be sold in any ninety (90) day period without registration in compliance with Rule 144 or (iii) upon the consummation of an Acquisition.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least 65% of the Registrable Securities then-outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Sections 1.2 or 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included.

2. Market Stand-Off Agreement. Each Holder hereby agrees that in connection with an IPO, such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Company’s IPO (the “Stand-Off Period”) as long as all stockholders individually owning more than one percent (1%) of the Company’s then outstanding shares of Common Stock (after giving effect to conversion into Common Stock of all outstanding shares of Preferred Stock) and all executive officers and directors enter into similar agreements. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. The underwriters of the Company’s stock are intended third-party beneficiaries of this Section 2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

3. Covenants of the Company.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor (as defined in Section 3.3):

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (or such other time that the Board unanimously approves), an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail and prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm selected with the approval of the Board;

(b) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (or such other time that the Board unanimously approves), a comparison of the Company’s audited financial statements and results of operations against the Company’s annual budget from such fiscal year, setting forth in reasonable detail the variances between the actual results of operations and budgeted or forecasted results;

(c) as soon as practicable, but in any event within forty five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited income statement, an unaudited statement of cash flows for such fiscal quarter and an unaudited balance sheet for such quarter, such quarterly financial reports to be in reasonable detail;

(d) as soon as practicable after the end of each calendar month, and in any event within thirty (30) days thereafter, an unaudited income statement, an unaudited statement of cash flows for such month, and an unaudited balance sheet for such month, such monthly financial reports to be in reasonable detail;

(e) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget for the next fiscal year, including balance sheets, income statements and statements of cash flows, such budget to be in reasonable detail and prepared on a monthly basis; and

(f) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of such quarter, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

3.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be convenient to the Company and such Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

3.3 Right of First Offer.

(a) Subject to the terms and conditions specified in this Section 3.3, the Company hereby grants to each Investor, for so long as an Investor holds at least 1,000,000 shares of Common Stock issued or issuable upon conversion of the Preferred Stock (as appropriately adjusted for any stock split, dividend, combination or other recapitalization or like transaction) (such Investor, a “Major Investor”), the right of first offer with respect to future issuances by the Company of its Shares (as hereinafter defined). A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate. Each time following the date hereof that the Company proposes to offer or issue any shares of any class of its capital stock or any Convertible Securities (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions. The Company shall deliver a notice in accordance with Section 5.6 to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares. If any prospective purchaser has offered to pay for any Shares with property, services or any other non-cash consideration, then the Major Investors shall nevertheless have the right to pay for such Shares with cash in an amount equal to the fair market value of the non-cash consideration offered by the prospective purchaser, where the fair market value of such non-cash consideration shall be conclusively determined in good faith by the Board.

(b) By written notification received by the Company, within twenty (20) calendar days after delivery of the notice, the Major Investor may elect to purchase, at the price and on the terms specified in the notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then-outstanding (assuming full conversion of all outstanding convertible securities). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investor were entitled to subscribe but which were not subscribed for that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c) If all Shares that Major Investors are entitled to purchase pursuant to Section 3.3(b) are not elected to be purchased as provided in Section 3.3(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the notice. If the Company does not enter into a definitive binding agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 3.3 shall not be applicable to the Exempted Securities (as defined in the Restated Certificate).

(e) Notwithstanding the foregoing, the right of first offer in this Section 3.3 shall not be applicable to any Major Investor with respect to any subsequent issuance of Shares if: (i) at the time of such subsequent issuance of Shares, such Major Investor is not an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) such subsequent issuance of Shares is otherwise being offered only to accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.4 Confidential Information and Invention Assignment Agreements. The Company shall require all employees to execute and deliver a confidential information and invention assignment agreement substantially in a form approved by the Board. The Company shall require all directors, consultants and independent contractors to the Company that have had access to the Company’s intellectual property to enter into an agreement containing appropriate confidentiality and invention assignment provisions.

3.5 Indemnification. The Company shall use its reasonable efforts to provide that its Restated Certificate and bylaws provide for indemnification of officers and directors of the Company to the maximum extent permitted by law. If the Company or any of its successors or assignees consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

3.6 Directors’ & Officers’ Liability. The Company shall use commercially reasonable efforts to obtain from financially sound and reputable insurers, and thereafter maintain, a policy or policies of directors’ and officers’ liability insurance on terms and conditions satisfactory to the Board, including a majority of then-serving Preferred Directors, and with a coverage limit of not less than $2,000,000, and will use commercially reasonable efforts to cause such policy to be maintained until such time as the Board, including the approval of a majority of the then-serving Preferred Directors, determines that such insurance should be discontinued or otherwise modified.

3.7 Board Matters. Upon request, the Company shall promptly reimburse in full, each Observer (as defined below) and non-employee director of the Company for his or her reasonable and documented out-of-pocket expenses incurred in connection with the attendance of meetings of the Board or any committee thereof or in the course of pre-approved business conducted on behalf of the Company.

3.8 Stock Vesting. Unless otherwise approved by the Board, including the approval of a majority of the then-serving Preferred Directors, all stock, stock options and other stock equivalents issued after the date of this Agreement to employees shall be subject to vesting no earlier than as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company and (b) seventy-five percent (75%) of such stock shall vest in equal monthly installments over the remaining three (3) years. With respect to any shares of stock purchased by any such person still subject to vesting, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at cost any unvested shares of stock held by such person. No stock option, restricted stock and similar equity grant issued to officers and consultants shall be transferable until such time as such stock option, restricted stock and similar equity grant is fully vested. No stock option shall have a maximum term of more than ten (10) years.

3.9 Observer Rights. The Company covenants and agrees with each of 5AM Ventures (as defined below), Canaan X L.P., Celgene Corporation (“Celgene”), Roche Finance Ltd (“Roche”) and BVF Partners LP (each, together with their respective Affiliates, an “Investor with Observer Rights”) that, for so long as such Investor with Observer Rights is a Major Investor, such Investor with Observer Rights shall be entitled to designate one observer (each, an “Observer” and together, the “Observers”) to attend all meetings of the Board, including telephonic meetings, and the Company will give each Observer notice of such meetings, by telecopy or by such other means as such notices are delivered to the members of the Board, not later than the same time notice is provided or delivered to the Board; provided that the Observer agrees to hold in confidence all information regarding the Company provided to such Observer acting in such capacity; and provided further that the Observer may be excluded from any meeting or portion thereof and the Company reserves the right to withhold any information from such Observer if the Company reasonably believes that such withholding of information or exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, if the Board determines in good faith that there exists, with respect to the subject of such deliberation or of such Board materials, an actual or potential conflict of interest between the Observer or the Investor with Observer Rights that designated such Observer and the Company, or for other similar reasons. As used herein, “5AM Ventures” means 5AM Ventures IV, L.P. and 5AM Co-Investors IV, L.P., collectively.

3.10 Confidentiality. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any information obtained pursuant to Section 3.1, Section 3.2 and Section 3.9 hereof and such Investor acknowledges that it will not, without the prior written consent of the Company, disclose, divulge or use for any purpose (other than to monitor its investment in the Company) such information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to such Investor, (b) is or becomes (through no breach of this Section 3.10 or any other contractual obligation of confidentiality by such Investor) generally available to the public, (c) was in the possession of, or known by, such Investor prior to receipt from the Company without a breach of any obligation of confidentiality known to such Investor to be owed to the Company, (d) was made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, (i) each Investor that is a limited partnership or limited liability company may disclose such information to (x) any former partners or members who retained an economic interest in such Investor or (y) any current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing); (ii) each Investor that is a corporation may disclose such proprietary or confidential information to any Affiliate (or any employee or representative of any of the foregoing); (iii) each Investor may disclose such information to the legal counsel, accountants or representatives for such Investor; and (iv) each Investor may disclose such information to any prospective purchaser of any Registrable Securities from such Investor if such prospective purchaser executed a customary confidentiality agreement, reasonably acceptable to the Company, with such Investor; provided, however, that, notwithstanding the foregoing, no Investor shall disclose information pursuant to subsection (iv) of this Section 3.10 unless such Investor has provided the Company with written notice thereof (including the identity of the party to whom such Investor intends to disclose such information and the executed confidentiality agreement to which such party is subject) at least five (5) business days prior to such disclosure; and provided further, however, that in no event shall any Investor disclose information pursuant to subsection (iv) of this Section 3.10 to any competitor of the Company. In the event that the Investor is requested by any governmental authority or required by law to disclose any information of the Company, the Investor shall, to the extent permitted by applicable law, promptly notify the Company in writing of such request or requirement and the scope and nature of disclosure so requested or required so that the Company, at its own expense, may seek an appropriate protective order or other remedy to protect the confidentiality of the confidential information and/or take other lawful action to protect its interests, and the Investor, at the Company’s expense, will provide reasonable assistance to the Company in connection therewith. In the absence of a protective order or the receipt of a written waiver from the Company’s chief executive officer hereunder with respect to any such disclosure, the Investor will disclose only that portion of the Company’s information that is requested, or as the Investor is advised by legal counsel is required, to be disclosed. Neither the Company nor any of its affiliates shall use the name of Celgene, Roche or Novartis Institutes for Biomedical Research, Inc. (“Novartis”) or the name of any of Celgene’s, Roche’s or Novartis’ affiliates in any press release, published notice or other publication relating to such Investor’s investment in the Company without the prior written consent of such Investor. For the avoidance of doubt, the Company may advise its tax, legal or other professional advisors, other investors and prospective investors of the fact of the investments by Celgene, Roche and Novartis in the Company, provided that such persons are obligated to keep such information confidential, and the Company may make any other disclosure regarding the investments of Celgene, Roche and Novartis in the Company as required by law or legal process.

3.11 Subsidiaries. The Company will not, without the approval of the Board: (a) organize or acquire any entity that is a subsidiary unless such subsidiary is wholly owned by the Company, (b) permit any subsidiary to consolidate or merge into or with any entity or sell or transfer all or substantially all its assets, except that the Company may permit a subsidiary to consolidate or merge into or with or sell or transfer assets to any other subsidiary or (c) sell or otherwise transfer any shares of capital stock of any subsidiary or other equity securities of any entity, except to the Company or another subsidiary, or permit any subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any subsidiary or other equity securities of any entity or to sell all or substantially all of such subsidiary’s assets, except to the Company or another subsidiary.

3.12 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

3.13 Termination of Covenants. Except as provided herein, the covenants set forth in this Section 3 shall terminate immediately prior to the earlier to occur of: (a) an IPO or (b) an Acquisition. Notwithstanding the forgoing sentence, the covenants set forth in Sections 3.1 and 3.2 hereof will terminate immediately prior to the earliest to occur of: (x) an IPO, (y) the time that the Company becomes subject to the reporting provisions of the Exchange Act, or (z) an Acquisition.

4. Restrictions on Transferability of Securities; Compliance with Securities Act.

4.1 Restrictions on Transferability. The Restricted Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

4.2 Notice of Proposed Transfers. The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4.2.

(a) Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the holder thereof shall give notice to the Company of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter in any transaction in compliance with SEC Rule 144; provided that each transferee agrees in writing to be subject to the terms of this Section 4.2. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 3.6 of that certain Series A Preferred Stock Purchase Agreement, dated as of March 1, 2016, or Section 3.6 of the Purchase Agreement, as applicable, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary, Affiliate or a parent corporation that owns all of the capital stock of the holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an entity transferring to an Affiliate or (E) an individual transferring to the holder’s family member or trust for the benefit of an individual holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original holder hereunder.

5. Miscellaneous.

5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5.3 Venue. Any suit or proceeding relating to, arising out of or arising under this Agreement shall be brought in the federal or state courts located in San Mateo County, California, United States, which courts shall have the sole and exclusive in personam, subject matter and other jurisdiction in connection with such suit or proceedings and venue shall be appropriate for all purposes in such courts.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earliest of (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, provided that in either case it is followed promptly by a confirming copy of the notice given via another authorized means for that recipient, (c) five (5) business days after having been sent to a U.S. address by registered or certified mail, return receipt requested, postage prepaid, (d) in the case of delivery to a U.S. address, one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, or (e) in the case of delivery to a non-U.S. address, three (3) business days after deposit with an internationally recognized courier, freight prepaid, specifying next available business day delivery, with written verification of receipt; provided, however, that notice and other communications given or made to Roche Finance Ltd shall only be provided using the methods set forth in clauses (a), (b) and (e) above. All communications to the Investors shall be sent to their respective addresses set forth on the signature page or Schedule A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 5.6. All communications to the Company shall be sent to:

Ideaya Biosciences, Inc.

7000 Shoreline Court, Suite 350

South San Francisco, CA 94080

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Mark Roeder, Esq.

Email: mark.roeder@lw.com

Facsimile: (650) 463-2600

5.7 Amendments and Waivers; Termination. This Agreement may be terminated, any term of this Agreement (other than Sections 3.1, 3.2, 3.3 and 3.9) may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least 65% of the Registrable Securities then-outstanding; provided, however, that no consent or approval of any Holder shall be required to add persons as parties to this Agreement as Investors pursuant to Section 5.10 or to revise Schedule A to include such parties; and provided further, however, that neither this Agreement nor any term hereof may be amended, waived, or terminated in a manner that materially, adversely and disproportionately affects any Investor in a manner different than all other Investors (disregarding for such purpose differences in the number of shares held by Investors) without the written consent of such Investor. The provisions of Sections 3.1, 3.2, 3.3 and 3.9 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding 65% of the Registrable Securities that are held by all of the Major Investors. The provisions of Section 3.10 relating to the Company’s (or its affiliates’) use of Celgene’s, Roche’s or Novartis’ (or their respective affiliates’) names may be amended or waived only with the written consent of Celgene, Roche or Novartis, as the case may be, and for the avoidance of doubt, this sentence of this Section 5.7 shall not be amended or waived with respect to Celgene, Roche or Novartis without such Investor’s written consent. To the extent that an amendment to Section 3.9 would impact an Investor with Observer Rights, such amendment shall require the written consent of the impacted Investor with Observer Rights, as well as the written consent of the Company and the Holders of at least 65% of the Registrable Securities then-outstanding. Notwithstanding the foregoing, any right of any party hereunder may be waived by the waiving party on such party’s own behalf, without the consent of any other party. Any amendment, waiver or termination effected in accordance with this Section 5.7 shall be binding upon each Investor and the Company.

5.8 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

5.9 Right to Invest. The Company on behalf of itself and its subsidiaries (a) acknowledges that certain of the Holders (the “Investor Parties”) are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Company and its subsidiaries (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Company.

5.10 Additional Parties. Persons who become “Purchasers” after the effective date of this Agreement pursuant to and in accordance with the Purchase Agreement (each, an “Additional Party”), upon execution and delivery of counterpart signature pages to this Agreement, shall become parties hereto, each such Additional Party thereby agreeing to be bound by and subject to the terms of this Agreement as an Investor hereunder. Each such Additional Party shall thereafter shall be deemed an Investor for all purposes under this Agreement.

5.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party to this Agreement, upon any breach or default of the other party to this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.12 Aggregation of Stock. All shares of Registrable Securities of the Company held or acquired by a stockholder and its affiliated entities shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13 Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.

5.14 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto, if any) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and hereby supersedes all other agreements of the parties to the extent such agreements relate to the subject matter hereof. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded in its entirety by this Agreement, and shall be of no further force or effect.

5.15 Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(Signature pages follow)

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